                                                                   EXHIBIT 10.26

****CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED

                           [LOGO FOR NBC TV NETWORK]

June 25, 1999

Mr. Cliff Sobel
Net2Phone, Inc.
171 Main Street
Hackensack, NJ 07601

                   Purchase of NBC TV Advertising Inventory
                   ----------------------------------------

Dear Cliff:

This letter sets forth the agreement between National Broadcasting Company, Inc. ("NBC"), and Net2Phone, Inc. ("Advertiser") with respect to Advertiser's purchase of certain NBC Television Network ("NBC TV") advertising inventory. The terms and conditions shall be as follows:

1. Spots. NBC shall provide Advertiser with the use of thirty (30) second advertising spots or such other lengths or formats of advertising as NBC and Advertiser may mutually agree (collectively, the "Spots") to be telecast on NBC TV prior to June 30, 2000 on the Dates, Days and Times reasonably determined by NBC in accordance with schedules and strategies reasonably requested by Advertiser following consultations with NBC. NBC agrees to telecast Spots with a Total Spot Value (as defined below) of $1,500,000. All such Spots run by Advertiser shall be subject to NBC TV's standard terms and conditions for such advertising which are described in the "Participating Sponsorship Agreement" attached hereto as Exhibit A (the "Standard Terms") and which are made a part of this Letter Agreement in their entirety; provided, however, that in the case of a conflict between the terms of this Letter Agreement and the terms of the Standard Terms, the terms of this Letter Agreement shall govern. For purposes of the Standard Terms, Advertiser shall be both the "Advertiser" and the "Agency" as such terms are used therein.

2. Value of Spots. The value of each of Advertiser's Spots telecast by NBC TV pursuant to the terms hereof shall be $1,500,000 (the "Total Spot Value"), calculated, for each Spot, at ****% of the scatter market rate for the Date, Day and Time in which the Spot will be telecast and as charged by NBC at the time when such Spot is scheduled. Advertiser shall pay the Total Spot Value to NBC in cash immediately following the consummation of Advertiser's initial public offering. Advertiser agrees that NBC makes no guarantee regarding what the actual rating for any particular Program will be and, therefore, will not be obligated to provide any make-goods hereunder. The parties agree that no agency fees or other expenses may be deducted by Advertiser in any way from payment of the Total Spot Value to NBC.

3. Representations and Warranties. NBC and Advertiser each represent and warrant that this Letter Agreement has been duly authorized, executed and delivered by such party and that this Letter Agreement constitutes the legal, valid and binding obligations of such party, enforceable against it in accordance with its terms.

[****] REPRESENTS MATERIAL, WHICH HAS BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION, PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

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4. Confidentiality. Neither party shall issue a press release or make any statement to the general public concerning this Letter Agreement, the Spots, or the existence thereof, without the express prior written consent of the other; provided, however, that NBC agrees that Advertiser may file this Letter Agreement with the Securities and Exchange Commission (the "SEC") and describe the terms of this transaction in any filing with the SEC if so required by the Securities Act of 1933 and Securities Exchange Act of 1934, in each case, as amended, the rules and regulations related thereto or any applicable state laws (the "Securities Laws") as long as Advertiser agrees to use its reasonable efforts to obtain confidential treatment of the economic and other material terms hereof under the Securities Laws and to consult with NBC during the process.

5. Miscellaneous. This Letter Agreement and the exhibits and schedules attached hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written. No waiver or modification of any provision of this Letter Agreement shall be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this Letter Agreement shall not be construed as a waiver of any other provision of this Letter Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance. The terms of this Letter Agreement shall apply to parties hereto and any of their successors or assigns. This Letter Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6. Governing Law and Jurisdiction. This Letter Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts fully performed in New York, without regard to New York conflicts law. The parties hereto irrevocably consent to and submit to the exclusive jurisdiction of the federal and state courts located in the County of New York. The parties hereto irrevocably waive any and all rights to trial by jury in any proceeding arising out of or relating to this Agreement.

7. Liability for Failure to Broadcast Spots. In the event that NBC does not telecast Spots equal to the Total Spot Value pursuant to the terms and conditions of this Agreement, then as liquidated damages and not a penalty, NBC shall promptly pay Advertiser in cash an amount equal to the difference between the Total Spot Value and the value of the Spots actually telecast, as calculated in accordance with Section 2 above. Except for damages arising out of the gross negligence of willful misconduct of either party hereto, no party shall be liable to the other party or its affiliates, officers, directors, successors or assigns for any incidental, consequential, special or punitive damages or lost profits arising out of this Letter Agreement, whether liability is asserted in contract or tort and irrespective of whether it has advised or been advised of the possibility of any such loss or damage.

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                                       3


     If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below, and return one original to me.

                                              Very truly yours,

                                              NATIONAL BROADCASTING
                                              COMPANY, INC.


                                              By: /s/ [ILLEGIBLE]
                                                  -----------------------------
                                              Name:
                                              Title:


ACCEPTED AND AGREED:

NET2PHONE, INC.



By: /s/ Clifford M. Sobel
   ------------------------------
Name:  Clifford M. Sobel
Title: President

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                                   Exhibit A
                                   ---------

                      Participating Sponsorship Agreement
                      -----------------------------------

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Participating Sponsorship Agreement - [NBC TELEVISION NETWORK LOGO HERE]
Part II


1. DEFINITIONS

"Advertiser" means advertiser named in Part I.

"Agency" means the advertising agency named in Part I (see also paragraph 23).

"NBC" means NBC Television Network, a Division of National Broadcasting Company, Inc.

"paragraph" - all references to 'paragraphs' by numbers apply to this Part II.

"participation" means a sponsorship unit which entitles Advertiser to 30 seconds of commercial time unless otherwise specified in Part I hereof.

"Program" means the program(s) and/or event(s) described in Part I intended for telecast in which Advertiser is a sponsor.

"Section" references to 'Sections' by numbers apply to Part I of which this Part II is a part (by attachment or by reference) and without which this Part II shall be invalid.

"telecast" means the presentation and transmission of any of the programs described in Part I on one occasion to any or all stations.

The four digit numerals within parentheses at the conclusion of certain paragraphs are internal NBC printing codes and are not a part of this agreement.

Certain paragraphs are intentionally omitted for reasons of inapplicability.

2. STATIONS

   a. Stations Ordered. Stations ordered for Advertiser for the Program(s) shall be the interconnected affiliated stations identified in the NBC TV Station List and such other stations as NBC may elect to include in the Program's station lineup, including delays, if any. NBC shall endeavor to make available as many stations as possible. The status of availability of all ordered stations, whether available or not, shall be included in the NBC TV Station List which shall be furnished to Agency upon request.

   b. Station Lineup. Station lineup as used herein shall compromise all stations which are available or may become available for the Program(s) on a basis which is live or tape delayed.

   c. Addition of Ordered Stations. Stations which are initially reported unavailable but which become available for the telecast(s) on either a live or tape delayed basis shall become part of Advertiser's station lineup effective immediately.

4. PACKAGE PRICE

   The package price(s) indicated in Part I include all charges except the applicable Integrated Networking Charge and other charges for special commercial requirements.

5. INTEGRATED NETWORKING CHARGE

   The Integrated Networking Charge listed in the current NBC Television Network Commercial Integration Manual shall be applicable to each commercial insertion up to and including 60 seconds in length. Announcements in excess of 60 seconds will be billed at a proportionately higher charge. This production facilities charge includes the services, as required, for program origination, videotaped repeat network telecast(s), and satellite transmissions. Also included are the normal insertions of tape commercials when originated from network control points in New York and/or Burbank and the normal insertions of commercials into delayed broadcasting tapes. Additional production charges may be made for special commercial requirements in accordance with the NBC O&TS Rate Card. With respect to late delivery of commercial material, charges and other conditions will be in accordance with the NBC Television Network Commercial Integration Manual.

6. PROGRAM

   a. Supplier. The Program(s) set forth in Part I will be supplied by NBC and NBC will furnish for such Program(s) all the necessary creative elements, production facilities and services therefor and personnel and talent required for the appropriate television presentation of the Program(s). Each program will conform to NBC's programming and operating policies and technical standards.

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    d. Production Facilities and Services. Production facilities and services charges applicable to the Program(s) are included in the package price. Agency will furnish all elements for and will bear all costs of the commercials. To the extent feasible, NBC will provide, if requested, production facilities and/or personnel for the production and presentation of commercials. Rates therefor will be charged to Agency in accordance with the O&TS Rate Card (or at rates quoted upon request where such Rate Card rates do not apply).

    Agency must deliver commercial material to NBC no later than 14 days prior to the scheduled telecast and NBC shall insert such material into the program(s) to be telecast.

7. AGENCY-FURNISHED MATERIAL

   a. Furnishing and Submission. All commercial announcements and talents and material therefor and billboards where applicable (except as may be furnished by NBC) and any other material furnished by Agency for the telecasts are hereinafter collectively and individually referred to as Agency material. Agency material must be furnished to NBC at least 14 days in advance of air date. Agency warrants that it has obtained all necessary rights for the performance and use of said agency material, including music performance.

   b. Compliance With Standards. Agency material must conform to the programming and operating policies of NBC, and the quality of recorded Agency material must comply with NBC's technical standards, and shall not contain copy or material which conflicts with product protection rights granted to others by NBC. NBC has the continuing right to require Agency and Advertiser to edit and modify any and all Agency material to the extent NBC deems necessary to conform to the public interest and to the programming and operating policies of NBC. NBC reserves the right to refuse to accept for telecasting or to refuse to telecast any Agency material which does not in its judgement conform to the public interest or to such policies and standards, or which in the reasonable opinion of NBC may violate the rights of others.

   c. Substitution by Agency. In the event of NBC's refusal to accept any Agency material, Agency will substitute other material therefor acceptable to NBC. The acceptance or rejection by NBC of any substitutes hereunder shall be made by NBC in accordance with the requirements of paragraph 7b.

   d. NBC Rights on Agency's Failure to Furnish. In the event Agency fails to furnish any Agency material as being provided, or in the event NBC disapproves any Agency material and Agency fails to furnish substitutes therefor satisfactory to NBC, NBC may, at its option, schedule promotional or public service type announcements in place of Agency's regularly scheduled commercial material without identification of Advertiser except as required by law or administrative regulation. No such action on the part of NBC under this paragraph shall relieve Agency of its obligation to make payments for all charges as provided for hereunder.

9. INCREASES AND PROTECTION

   NBC reserves the right to change production facilities and services charges, including the Integrated Networking Charge, effective on such date as announced by NBC to the trade. Any such change which results in an increase to Advertiser will not apply until three months after the date upon which such change is announced by NBC.

10. ADVERTISING AGENCY COMMISSION

   The package price(s) set forth in Part I and the Integrated Networking Charge include an advertising agency commission of 15%.

11. BILLING AND PAYMENT

   All charges hereunder will be billed to Agency on the second business day following the month of telecast(s) and shall be paid on or before the 15th day of the billing month (or such earlier date as set forth by any special payment terms or as designated in Part I), it being agreed that time of payment is of the essence. Notwithstanding disagreement between the parties as to particular items of charge or credit as of the due date, all charges not specifically and reasonably questioned by Agency shall be paid by such date. NBC's obligations under this agreement are also conditioned upon full payment by Agency of all obligations to NBC under preceding or concurrent agreements with NBC for the same advertiser.

12. DAY AND TIME PERIOD OF SPONSORSHIP

   Part I reflects the day, starting time, program length and program to be sponsored on a participating basis by Advertiser on the dates shown, expressed in New York City Time (NYCT). Time for the purpose of this paragraph is approximate. NBC reserves the right to advance or delay the starting time shown and the further right to expand or contract the program length indicated.

   The program(s) hereunder are distributed across the country in various configurations which utilize live and tape delay transmissions to stations. Specific information with respect to such transmissions is available on request.

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14.  COMMERCIAL ENTITLEMENT

      Each date listed in Part 1 represents a 30-second participation for commercial utilization in the program indicated, unless otherwise specified.

15.  COMMERCIAL POSITIONS

      The placement and designation of commercial positions shall be determined by NBC. NBC reserves the right to revise any or all elements of the commercial format in each of the programs hereunder to include changing of commercial placement within programs. In certain program series, NBC retains the right to move within the same program a participation(s) from one day of the week to another day of the same week. NBC reserves the further rights to format the programs so as to accommodate any combination of commercial elements and to expand or contract any or all elements of the commercial format at any time to meet the competitive forces of the industry.

16.  CAST COMMERCIALS

      Cast Commercials, including placement thereof, are subject to the review and approval of NBC Advertising Standards and Sales Services.

17.  PRODUCTS TO BE ADVERTISED

      a. Protected Products. NBC will endeavor to avoid scheduling products competitive or antithetical to single-product commercials of at least 30 seconds duration within the commercial interruption (i.e. pod) in which such commercial is scheduled. Such competitive or antithetical avoidance is known as product protection. Product protection throughout this paragraph 17 applies only to other network advertisers obtained by the NBC Television Network.

      Product protection will not be granted to commercials which are multi-product 30-second commercials nor to any commercial of less than 30 seconds in length.

      Changes in designation of protected products may be made only upon receipt of NBC's approval. Requests for such changes in designation must be submitted to the NBC Television Network Sales Department not less than 14 days prior to the desired date of such change(s).

      b. Exclusive Basis Products. In certain programs, some products may be established as exclusive basis products which entitle such products to broader product protection than that which is indicated in subparagraph "a" above. The products (if any) granted such exclusivity and the extent of the product protection granted thereby is specified in Part 1.

      c. Non-Exclusive Basis Products. Advertiser's products other than protected products may be advertised hereunder on a non-exclusive basis providing NBC's approval has been obtained in advance in writing. The advertising of non-exclusive basis products is subject to discontinuance on 24 hours notice in the event the advertising of such non-exclusive basis products conflicts with product commitments made by NBC to others.

      d. Other Products. Products other than protected and NBC approved non-exclusive basis products may not be advertised on any program hereunder. Commercials for such other products may be removed or deleted by NBC without prior notice and Advertiser will not be relieved of its obligation for any of the charges hereunder by reason of such removal or deletion.

      e. Nature of Approvals. Approvals referred to above in this paragraph 17 must be obtained in writing from NBC. Approval of products or commercial material for compliance with NBC's Advertising Standards, while ultimately required under paragraph 7, does not constitute NBC's approval under this paragraph 17.

18.  BILLBOARDS

      Certain programs provide billboards. The billboard is a brief announcement identifying the sponsor or partial sponsor of a program. It is not intended for use as a commercial announcement. If so indicated in Part 1, Advertiser shall be allowed a billboard of the type and duration specified therein. Such billboard will consist of visual and/or audio material acceptable to NBC. Placement of billboards shall be designated by NBC and may be scheduled adjacent to billboards and/or commercials of other sponsors in the program.

19.  LEAD-INS

      Lead-in copy of a transitional nature may be used in certain types of programs. Such copy must be limited to five seconds in length and must be devoid of commercial sell and comparative references. The program host or other individual designated by NBC shall be made available for lead-ins. In no event may lead-ins be used separately from the commercial it was intended to be lead into, nor combined to form a longer lead-in.

20.  AGENCY TERMINATION RIGHTS

      If so provided in Part 1, Agency shall have the right to terminate a portion of Advertiser's sponsorship, effective with the termination dates shown in Part 1, on prior written notice to NBC as provided therein.

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21. PROGRAM SUBSTITUTION AND TRANSFER

    a. Program Substitution. Except as set forth in paragraphs 21c and 21d hereof, NBC may substitute another program for any program hereunder. In such event, Advertiser's participation(s) will be scheduled by NBC in a replacement program(s) provided such replacement program(s):

       i. is(are) of comparable quality with comparable demographics.
      ii. is(are) available to advertisers on a participation basis.
     iii. is(are) comparably priced, and
      iv. present(s) no product or scheduling conflicts

    c. Daytime Programs (Monday through Friday 9:00am-4:30pm NYCT). NBC has the right to change the time period and/or discontinue telecasting any or all of its Daytime Programs on reasonable prior notice. In the event of such discontinuance or time period change, Advertiser's participation(s) so affected will be transferred to a mutually agreeable substitute program(s) where available.

    d. Unique Programs. The provisions of this paragraph 21 are not applicable to unique programs such as major sporting events, major award presentation programs, and coverage of a special news event.

22. IMPOSSIBILITY OF AGENCY PERFORMANCE

    In the event Agency is unable or fails to supply agency material, NBC may, at its option, in addition to any other remedies which may be available to it, terminate this agreement forthwith, and upon such termination, Agency, Advertiser, and NBC will be relieved of further liability hereunder except with respect to obligations incurred or arising out of telecasts made prior to such termination.

24. PREEMPTION

    a. General. NBC reserves the right to preempt all or any portion of any telecast of any of the programs hereunder in order to telecast events or programs of public importance, news reports, political programs, sports events, special programs, or special events. NBC agrees that in the event of such preemption, as much advance notice as is practicable will be given to Agency. In the event of a preemption involving the elimination of Advertiser's participation(s), NBC will be relieved of its obligation to telecast Advertiser's participation(s) hereunder and Agency will be relieved from paying any charges hereunder for the participation(s) so eliminated unless Advertiser's participation(s) are resheduled as may be provided for elsewhere herein.

    b. Partial Political. NBC also reserves the right to preempt the last five minutes of any telecast preceding an election day generally observed throughout a majority of the United States. In the event of such five minutes preemption which does not affect Advertiser's participation(s), the affected program will be edited to the required length at NBC's expense and there shall not be any adjustment in any of the charges hereunder to Agency.

25. NETWORK FAILURE TO TELECAST

    In the event NBC fails to present over its network facilities any telecast hereunder because of unavailability of technical facilities, defect or breakdown of equipment or transmission facilities, labor dispute, government action, the unforeseen absence of a principal performer, or any cause beyond the control of NBC, whether of a similar or dissimilar nature. NBC's liability herefor shall be limited solely to cancellation of all charges to Agency hereunder for such affected telecast and such failure to telecast shall not constitute a breach of this agreement.

26. LOSS OF SPONSORSHIP/AUDIENCE DEFICIENCY

    For the purpose of determining loss, each participation shall be treated as a complete and separate sponsorship. Where split 60-second commercials, the contiguous announcements in a 60-second commercial, and 15-second commercials are utilized, each component shall be deemed a complete and separate sponsorship.

    If NBC fails to carry all or any part of Advertiser's commercial to the extent that the substance of the commercial announcement is lost on the entire station lineup, NBC will negotiate in good faith for a makegood.

    If NBC fails to achieve agreed upon audience delivery, NBC will negotiate in good faith and deliver a makegood no later than by the end of the calendar year following the end of a broadcast season.

27. INDEMNIFICATION AND DEFENSE

    a. NBC Obligation. NBC agrees to indemnify and hold harmless Advertiser, Agency and their respective directors, officers, agents and employees against and from any and all claims, liability, loss and damage, including reasonable attorney's fees, caused by or arising wholly or in part out of the telecasting of NBC material hereunder and to defend at its own expense any litigation instituted by others against any of them resulting therefrom.

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      b. Agency Obligations. Agency agrees to indemnify and hold harmless NBC, the stations over which the sponsored telecasts are carried and their owners, the package producer of the program (if any involved) and the talent thereof and the other advertisers in the program and their agencies, and their respective directors, officers, agents and employees against and from any and all claims, liability, loss and damage, including reasonable attorneys' fees, caused by or arising wholly or in part out of the telecasting of Agency material hereunder and to defend at its own expense any litigation instituted by others against any of them resulting therefrom.

      c. Distinction. For the purposes of this paragraph 27 only, Agency material (see paragraph 7a) shall be deemed to include ad lib acts or utterances of personnel furnished by Agency or Advertiser, and NBC material shall be deemed to include material furnished by NBC as referred to in paragraph 6 and ad lib acts and utterances of personnel furnished by NBC and material furnished by other agencies or advertisers for the telecasts. NBC's acceptance or approval of Agency material will not affect Agency's obligation for defense and indemnification hereunder.

      d. Control of Litigation. The indemnitor hereunder shall have full control of the defense of such litigation and may settle, compromise or adjust the same, provided, however, that the indemnitee, upon relieving the indemnitor in writing of the obligations imposed hereunder for defense and indemnification, shall have the right, if it so elects, to conduct such litigation at its own expense by its own counsel.

      e. Notice and Duration. The following obligations for defense and indemnification shall be imposed only if (1) the indemnitee sends to the indemnitor timely written notice of first service of process upon the indemnitee and a timely written request to defend the litigation (such notice and request shall be deemed timely if given within a reasonable length of time after receipt of service by the indemnitee and a reasonable length of time prior to the date by which first response to such process is legally required, considering all the circumstances; and (2) while such litigation is pending, the indemnitee upon request, shall furnish to the indemnitor all relevant facts and documentary material in the former's possession or under its control, and shall make its employees or other persons under its control with knowledge of relevant facts available to the indemnitor for consultation and as witnesses at their customary places of business. The indemnity right and defense obligations hereunder shall survive the termination or expiration of this agreement and of Agency's status as advertising agency for Advertiser.

29.  ABSENCE, INCAPACITY, OR DEATH

      The temporary or sudden absence for any reason, or death, of any regular principal performer including but not limited to newscasters and sportscasters on the program(s) hereunder will be accommodated for as NBC deems appropriate by substitutions of a performance of comparable stature or if practicable, by writing out of the character portrayed or by substitution of another comparable program.

30.  USE OF NAME AND LIKENESS

      Except for programs which consist of motion picture films, NBC hereby authorizes Agency and Advertiser to use and license others to use during the term hereof the title of the Program(s) and the name, sobriquet, biography and likenesses of regular featured performers in the Program(s) for informative purposes and to advertise and publicize the network and the Program(s) through tune-in advertising either alone or in conjunction with the advertising of the protected products of Advertiser as designated hereunder. Names, sobriquets, biographies and likenesses of the regular featured performers will not be used without the prior written approval of NBC. No such use shall be for advertising (except as specifically above stated) or merchandising use nor for an express or implied endorsement of any product or service except upon the written permission of the person involved and NBC. No such use in connection with the Program(s) hereunder may continue beyond the termination of Advertiser's sponsorship in any such Program(s) or of the participation of such characters or persons in the Program(s), and Agency will take all reasonable steps to require discontinuance of utilization of any previously released display material involving any such use within 30 days after such termination.

      For a sports program, the reference to featured performers is to the announcers furnished by NBC and not to any participant in the sporting event.

      For programs which consist of motion picture films, the NBC authorization within this paragraph 30 shall be limited to the title of the program and shall not apply to the title of a specific motion picture nor to any of the featured performers of the motion picture film.

31.  RIGHTS AND RESTRICTIONS ON USE OF TELECASTS

      NBC may use or license to be used all or any part of the programs hereunder by or for the Armed Services and for telecasting in connection with documentary programs. Neither Agency nor Advertiser will authorize anyone to telecast or to utilize for any commercial purposes, other than for telecasts hereunder, the actual telecasts made by NBC, or any part of such telecasts, including material supplied by Agency, whether such other use of the actual telecasts be by means of tape or film, except for recording of Agency material specifically authorized and released in accordance with applicable NBC policy. Nothing herein contained shall prevent Agency from making subsequent use of Agency material (as distinguished from telecasts by NBC of such material).

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32. MATERIAL AND PROPERTY OF AGENCY OR ADVERTISER

    Material or property (other than recorded commercial material) furnished by Agency or Advertiser for use on or in connection with the telecasts hereunder must be removed from NBC areas at Agency's expense within six days after the date of program performance, and if not so removed, Agency will be billed and will pay storage charges effective commencing the day following the date of program performance. All recorded commercial material which has not been telecast for a period of 45 days will be destroyed. If Advertiser submits a written request to NBC to return such recorded commercial material prior to the expiration of the 45 day period, NBC will endeavor to comply at Agency's expense. Agency and Advertiser hereby release NBC from any liability arising out of damage to or loss of any material or property furnished by Agency or Advertiser for use on or in connection with telecasts hereunder except for damage or loss caused by the demonstrable negligence of NBC or its employees. In no event will NBC be reponsible for damages to or loss of any such material or property left with NBC for any extended period except such material or property so left pursuant to written agreement of the parties specifically identifying the same. Unless otherwise agreed to in writing, NBC retains title to all scenery, props, costumes and other material furnished by NBC.

   NBC will be under no liability with respect to the handling or forwarding of audience mail addressed to NBC or the stations listed in the Station List intended for use by or for the benefit of Agency or Advertiser.

33. PARTIES

    This agreement is entered into for Advertiser by Agency as Advertiser's agent. Agency represents and warrants that it is the duly authorized agent of Advertiser for the purposes of this agreement and the matters contemplated hereby and that its arrangements with Advertiser specifically contemplate the placement of the advertising herein provided and the servicing thereof and the allowance of agency commission as herein provided. It is understood that Agency functions as paying agent for Advertiser hereunder and in no sense as an agent or representative of NBC and that Advertiser will continue to be obligated for all payments due to NBC hereunder until the actual receipt thereof by NBC.

    If at any time during the term hereof Agency ceases to be the advertising agency for Advertiser, the then rights and duties of Agency herein shall, subject to the provisions of paragraph 27 hereof, insure to the benefit of and be binding on any other advertising agency, acceptable to NBC as to financial responsibility, designated by Advertiser in writing to NBC therefor. If this agreement is executed by Advertiser rather than its advertising agency, or if at any time during the term hereof, Agency ceases to be the advertising agency for Advertiser, and if NBC has not exercised its right of termination under paragraph 22, and Advertiser has not designated to NBC in writing another advertising agency similarly acceptable, the term "Agency" shall mean "Advertiser."

34. NOTICES

    Notices to Agency and NBC hereunder shall be given by personal delivery, postpaid mail, or overnight courier services to the Agency at its address and to the person if any, shown in Part I and to NBC at 30 Rockefeller Plaza, New York, New York 10112, attention of President, Sales, Television Network. The date of such personal delivery, mailing, or delivery to courier services shall be deemed the date of service.

35. GENERAL PROVISIONS

    This agreement is made subject to all Federal, State and Municipal laws and regulations now or hereafter in force and is not assignable in whole or in part, except as otherwise herein specifically provided, without the consent of NBC and shall be governed by the laws of the State of New York, excluding all principles of referral to the laws of other jurisdictions which might otherwise be applicable under doctrines of conflicts of laws. Agency and Advertiser represent and warrant that this agreement represents a sponsorship arrangement exclusively between NBC and Advertiser and that no subordination arrangement or other sale or exchange has taken place or will take place between Advertiser and any other person or entity. Waiver of rights resulting from breach of any provision hereof shall not be deemed to constitute a waiver of rights resulting from any previous or succeeding breach of the same or any other provision. Except as herein otherwise specifically provided, this agreement constitutes the entire Agreement between the parties relating to the subject matter hereof and may not be changed, modified, renewed, extended or discharged except by an agreement in writing, signed by the party against whom enforcement of the change, modification, renewal, extension or discharge is sought.